EXHIBIT 10.1
SUMMARY OF TIVO INC. FISCAL YEAR 2017
BONUS PLAN FOR EXECUTIVE OFFICERS.
Purpose:
The terms of the TiVo Inc. (the “Company”) Fiscal Year 2017 Bonus Plan for Executive Officers (the “Plan”) have been established to reward the Company’s executive officers for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, bonuses will be based on the achievement of specified corporate goals at the end of the Company’s fiscal year ending January 31, 2017, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”). Bonuses under the Plan are payable under and pursuant to the terms of the Company’s Amended & Restated 2008 Equity Incentive Award Plan (the “Incentive Award Plan”).
Determination of Fiscal Year 2017 Bonuses:
Company executive officers will be eligible to receive targeted bonus amounts to be paid in cash under the Plan. No bonuses will be payable under the Plan unless by the end of fiscal year 2017 the Company attains a pre-determined performance target relating to cumulative subscriptions, in which event the Company’s executive officers will become eligible to receive up to 3 times their target bonus amount under the Plan, subject to the limitation imposed under the Incentive Award Plan. The amount of actual bonuses to be paid in cash assuming attainment of the pre-determined cumulative subscription goal will be based primarily on the achievement of objective Company performance goals, and may be higher or lower than targeted amounts according to pre-determined formulas that will be applied by the Compensation Committee. Target cash bonuses for the Company’s named executive officers under the Plan for fiscal year 2017 will be 100% of the annual base salary for the Company’s Interim Chief Executive Officer, General Counsel, and Chief Operating Officer.
For all named executive officers, actual cash bonuses will be determined based upon meeting equally weighted specified goals with respect to the Company’s financial performance for a combined service and software & technology revenue goal and a separate Adjusted EBITDA* goal, but excluding the impact of any merger and acquisition activity during the fiscal year and any patent litigation settlements. Assuming attainment of the cumulative subscription goal described above, up to 10% of each named executive’s officer’s bonus will be determined in the Compensation Committee’s discretion based on its subjective assessment of Company and individual performance during fiscal year 2017.
The Board and the Compensation Committee reserve the right to modify these goals (other than the cumulative subscription goal described above), amounts, and criteria at any time.

*
“Adjusted EBITDA” is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense, as adjusted for certain items, including acquisition related charges for retention earn-outs payable to former shareholders of acquired businesses and changes in fair value of acquired business' performance related earn-outs; transition and restructuring charges; pre-tax, stock-based compensation; litigation expenses associated with litigation matters (whether or not initiated by us) which have the potential to result in revenue generation and litigation proceeds attributable to past damage awards, but including litigation proceeds recognized as technology licensing revenue.